Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FIRST QUARTER DIVIDEND OF $0.37 PER SHARE
AND ANNOUNCES DECEMBER 31, 2011 FINANCIAL RESULTS

FIRST QUARTER 2012 DIVIDEND DECLARED

New York, NY — February 28, 2012 — Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.37 per share, an increase of $0.01 per share over the prior quarter dividend. The first quarter dividend is payable on March 30, 2012 to stockholders of record as of March 15, 2012.

DECEMBER 31, 2011 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2011.

HIGHLIGHTS

Financial

(in millions, except per share data)

	Q4-11		Q4-10		FY-11		FY-10
	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”) (2) (3)		$0.48		$0.42		$1.56		$1.43
Net investment income	$92.4	$0.45	$63.4	$0.32	$282.4	$1.38	$215.8	$1.22
Net realized gains (losses), excluding gain on the Allied Acquisition	$(8.4)	$(0.04)	$42.7	$0.22	$77.3	$0.38	$49.4	$0.28
Net unrealized gains (losses)	$34.1	$0.17	$50.8	$0.25	$(40.2)	$(0.20)	$230.7	$1.31
Gain on Allied Acquisition	$—	$—	$—	$—	$—	$—	$195.9	$1.10
GAAP net income	$118.1	$0.58	$156.9	$0.79	$319.5	$1.56	$691.8	$3.91
Dividends declared		$0.36		$0.35		$1.41		$1.40

(1) All per share amounts are basic and diluted.

(2) Ares Capital acquired Allied Capital Corporation on April 1, 2010.

(3) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliation of basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

(in millions, except per share data)

	As of December 31,
	2011	2010
Portfolio investments at fair value	$5,094.5	$4,318.0
Total assets	$5,387.4	$4,562.5
Stockholders’ equity	$3,147.3	$3,050.5
Net assets per share	$15.34	$14.92

Portfolio Activity

(dollar amounts in millions)

	Q4-11	Q4-10	FY-11	FY-10
Portfolio Activity During the Period:
Gross commitments(4)	$852.8	$487.7	$3,674.4	$1,708.1
Exits of commitments(5)	$688.1	$423.9	$2,603.1	$1,644.5

Portfolio as of the End of the Period:
Number of portfolio company investments(6)			141	170
Weighted average yield of debt and income producing securities:
At fair value(7)			12.0%	12.9%
At amortized cost(8)			12.1%	13.2%

OPERATING RESULTS

For the quarter ended December 31, 2011, Ares Capital reported GAAP net income of $118.1 million or $0.58 per share (basic and diluted). Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(3) for the quarter ended December 31, 2011 was $0.48 per share (basic and diluted). Net investment income for the quarter ended December 31, 2011 was $92.4 million, or $0.45 per share (basic and diluted). Net realized and unrealized gains were $25.7 million, or $0.13 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including acquisitions, the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2011, total assets were $5.4 billion, stockholders’ equity was $3.1 billion and net asset value per share was $15.34.

In the fourth quarter of 2011, Ares Capital made $852.8 million in new commitments, including commitments to five new portfolio companies, one existing portfolio company and 12 additional companies (made through the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”)).  Seventeen of these new commitments were sponsored transactions.  As of December 31, 2011, 83 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $852.8 million in new commitments made during the fourth quarter of 2011, approximately 55% were in first lien senior secured debt, 30% in subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans through the Senior Secured Loan Program), 9%

(4)   Excludes investments acquired in the Allied Acquisition

(5)   Includes exits of commitments acquired as part of the Allied Acquisition of $91.9 million, $277.7 million, $703.4 million and $527.9 million for Q4-11, Q4-10, FY-11 and FY-10, respectively. Also includes sales to Ivy Hill Asset Management, LP (“IHAM”), a wholly owned portfolio company, or vehicles managed by IHAM, of $82.5 million, $18.6 million, $261.3 million and $113.1 million for Q4-11, Q4-10, FY-11 and FY-10, respectively.

(6)   Includes 49 and 81 portfolio companies acquired as part of the Allied Acquisition as of December 31, 2011 and 2010, respectively.

(7)   Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and income producing securities, divided by (b) total debt and income producing securities at fair value.

(8)   Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and income producing securities, divided by (b) total debt and income producing securities at amortized cost.

were in second lien senior secured debt, 4% were in senior subordinated debt and 2% were in equity securities.  Of these commitments, 94% were in floating rate debt securities of which 67% contained interest rate floors and 32% were in the subordinated certificates of the Senior Secured Loan Program, the proceeds of which were applied to co-investments with GE in senior secured loans, all of which carried interest rate floors.  We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

During the fourth quarter of 2011, significant new commitments included:

•                  $240 million in first lien senior revolving and term loans and equity of a student travel and supplemental education provider;

•                  $167 million in first lien senior revolving and term loans of a discount grocery retailer;

•                  $51 million co-investment in the Senior Secured Loan Program for the program to provide a unitranche loan to a precision cast components manufacturer, together with a direct investment by Ares Capital of $71 million in the same unitranche loan;

•                  $65 million in a second lien senior term loan of a general acute care hospital operator;

•                  $40 million co-investment in the Senior Secured Loan Program for the program to provide a unitranche loan to a wine importer and distributor;

•                  $36 million co-investment in the Senior Secured Loan Program for the program to provide a unitranche loan to a dental services provider; and

•                  $34 million co-investment in the Senior Secured Loan Program for the program to provide a unitranche loan to a footwear, outdoor and fitness accessories manufacturer.

The fair value of Ares Capital’s portfolio investments at December 31, 2011 was approximately $5.1 billion, including $4.4 billion in debt and income producing equity securities. These portfolio investments at fair value were comprised of approximately 52% of senior secured debt securities (36% in first lien assets and 16% in second lien assets), 21% of subordinated certificates of the Senior Secured Loan Program, 10% of senior subordinated debt securities, 5% of preferred equity securities, 11% of other equity securities and 1% of collateralized loan obligations. As of December 31, 2011, the weighted average yield of debt and income producing securities in Ares Capital’s portfolio at fair value was 12.0%(7) (12.1% at amortized cost(8)) and 67% of the Company’s investments at fair value were in floating rate securities.

President Michael Arougheti commented, “We reported strong fourth quarter and full year core earnings per share as we benefited from our competitive position, improved credit quality and investment performance and access to attractive long term capital. We took advantage of the market volatility during the fourth quarter by making over $850 million in new investment commitments at attractive risk adjusted returns. Based upon the strength of our results, we raised our quarterly dividend from $0.36 per share to $0.37 per share. As we progress into 2012, we believe our investment portfolio is well positioned and we have substantial debt capacity to take advantage of investment opportunities in the underserved middle market.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of the portfolio investments may be reduced or increased over time.

As of December 31, 2011, the weighted average grade of the investments in our portfolio (excluding investments acquired in connection with the Allied Acquisition), the investments in our portfolio acquired in connection with the Allied Acquisition and the investments in our portfolio as a whole were 3.1, 2.8, and 3.0, respectively.

As of December 31, 2011:

•                  1.5% of our investments (excluding investments acquired in connection with the Allied Acquisition) at amortized cost (0.3% at fair value) were on non accrual status;

•                  1.8% of our investments acquired in connection with the Allied Acquisition at amortized cost (0.6% at fair value) were on non accrual status; and

•                  3.3% of the investments in our portfolio as a whole at amortized cost (or 0.9% at fair value) were on non accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2011, Ares Capital had $120.8 million in cash and cash equivalents and $2.2 billion in aggregate principal amount of debt outstanding ($2.1 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $404.8 million available for additional borrowings under its existing credit facilities as of December 31, 2011.

In October 2011, Ares Capital and Ares Capital CP Funding LLC (“Ares Capital CP”), a wholly owned subsidiary of Ares Capital, amended its revolving funding facility (the “Revolving Funding Facility”) to, among other things, increase the commitment size of the facility from $400 million to $500 million.

FOURTH QUARTER 2011 DIVIDEND

For the three months ended December 31, 2011, Ares Capital declared a dividend on November 8, 2011 of $0.36 per share for a total of approximately $73.8 million. The record date was December 15, 2011 and the dividend was paid on December 30, 2011.

RECENT DEVELOPMENTS

In January 2012, Ares Capital and Ares Capital CP amended the Revolving Funding Facility to, among other things, (i) extend the reinvestment period by one year to January 18, 2015, (ii) extend the maturity date by one year to January 18, 2017, and (iii) replace the pricing grid with an applicable spread over LIBOR of 2.50% and an applicable spread over ‘‘base rate’’ of 1.50%.

In January 2012, we established, through our wholly owned subsidiary, Ares Capital JB Funding LLC (“ACJB LLC”), a secured revolving funding facility with Sumitomo Mitsui Banking Corporation (“SMBC”) (the “SMBC Funding Facility”) by entering into a Loan and Servicing Agreement pursuant to which SMBC has agreed to extend credit to ACJB LLC in an aggregate principal amount up to $200 million at any one time outstanding. The SMBC Funding Facility is a revolving funding facility with a reinvestment period ending January 20, 2015 and a final maturity date of January 20, 2020. The reinvestment period and final maturity date are both subject to two one-year extensions by mutual agreement of SMBC and ACJB LLC. Subject to certain exceptions, the interest rate charged on the SMBC Funding Facility is based on LIBOR plus 2.125% (with no floor) or a ‘‘base rate’’ (which is the greater of a prime rate and the federal funds rate plus 0.50%) plus 1.125% (with no floor).

In January 2012, we completed a public add-on equity offering (the ‘‘January 2012 Offering’’) pursuant to which we sold 16.4 million shares of common stock at a net price of $15.41 per share. Total proceeds from the January 2012 Offering, net of underwriting discounts and commissions and estimated offering expenses payable by us, were approximately $252.5 million.

In February 2012, we issued $143.8 million aggregate principal amount of senior unsecured notes (the “2022 Notes”). The 2022 Notes mature on February 15, 2022 and may be redeemed in whole or in part at any time or from time to time at our option on or after February 15, 2015 at a par redemption price of $25 per security plus accrued and unpaid interest.  The principal amount of the 2022 Notes will be payable at maturity. The 2022 Notes bear interest at a rate of 7.00% per year payable quarterly commencing on May 15, 2012.  Total proceeds from the issuance of the 2022 Notes, net of underwriting discounts and offering costs, were approximately $138 million.

We used the net proceeds of the January 2012 Offering and the issuance of the 2022 Notes to repay outstanding indebtedness under the Revolving Credit Facility and the Revolving Funding Facility.

From January 1, 2012 through February 24, 2012, we had made new investment commitments of $190 million, of which $146 million were funded. Of these new commitments, 85% were in first lien senior secured debt and 15% were investments in subordinated certificates of the SSLP which were applied to co-investments with GE in senior secured loans. Of the $190 million of new investment commitments, all were floating rate. The weighted average yield of debt and income producing securities funded during the period at amortized cost was 10.3%.  We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

From January 1, 2012 through February 24, 2012, we exited $226 million of investment commitments. Of these investment commitments, 97% were in first lien senior secured debt and 3% were in equity and other securities. Of the $226 million of exited investment commitments, 97% were floating rate investments and 3% were non-interest bearing. The weighted average yield of debt and income producing securities exited or repaid during the period at amortized cost was 7.6%.  On the $226 million of investment commitments exited from January 1, 2012 through February 24, 2012, we recognized total net realized losses of approximately $7 million.  Included within the $226 million of investment commitments exited from January 1, 2012 through February 24, 2012 were $0.3 million of investment commitments acquired as part of the Allied Acquisition. We recognized no realized gains or losses on the investments exited that were acquired as part of the Allied Acquisition.

In addition, as of February 24, 2012, we had an investment backlog and pipeline of approximately $280 million and $700 million, respectively. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may syndicate a portion of these investments to third parties. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on February 28, 2012, at 11:00 a.m. (ET) to discuss its financial results for the fourth quarter and year ended December 31, 2011. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers will need to enter the Participant Elite Entry Number 7882092 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the conference through March 12, 2012 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10008893.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $46 billion of committed capital under management as of December 31, 2011. For more information, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake
Ares Capital Corporation
404-814-5204

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of
	December 31, 2011	December 31, 2010

ASSETS
Investments at fair value (amortized cost of $5,108,663 and $4,291,955, respectively)	$5,094,506	$4,317,990
Cash and cash equivalents	120,782	100,752
Receivable for open trades	550	8,876
Interest receivable	99,078	72,548
Other assets	72,521	62,380
Total assets	$5,387,437	$4,562,546
LIABILITIES
Debt	$2,073,602	$1,378,509
Management and incentive fees payable	92,496	52,397
Accounts payable and accrued expenses	47,404	34,742
Interest and facility fees payable	26,383	21,763
Payable for open trades	—	24,602
Dividend payable	287	—
Total liabilities	2,240,172	1,512,013
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 400,000 and 300,000 common shares authorized, respectively, 205,130 and 204,419 common shares issued and outstanding, respectively	205	204
Capital in excess of par value	3,390,354	3,205,326
Accumulated overdistributed net investment income	(10,449)	(11,336)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt, other assets and acquisitions	(218,688)	(169,696)
Net unrealized gain (loss) on investments and foreign currency transactions	(14,157)	26,035
Total stockholders’ equity	3,147,265	3,050,533
Total liabilities and stockholders’ equity	$5,387,437	$4,562,546
NET ASSETS PER SHARE	$15.34	$14.92

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

	For the Years Ended December 31,
	2011	2010	2009
INVESTMENT INCOME:
Interest	$473,253	$393,629	$225,331
Capital structuring service fees	97,335	54,680	5,623
Dividend income	38,367	14,368	3,838
Management fees	16,742	14,372	3,498
Other income	8,789	6,347	6,982
Total investment income	634,486	483,396	245,272
EXPENSES:
Interest and credit facility fees	122,512	79,347	24,262
Incentive management fees	112,377	76,895	33,332
Base management fees	71,603	51,998	30,409
Professional fees	14,692	12,320	7,820
Administrative fees	9,317	8,721	4,009
Professional fees and other costs related to the acquisition of Allied Capital Corporation	3,145	19,833	4,939
Other general and administrative	10,963	13,074	6,519
Total expenses	344,609	262,188	111,290
NET INVESTMENT INCOME BEFORE INCOME TAXES	289,877	221,208	133,982
Income tax expense, including excise tax	7,474	5,392	576
NET INVESTMENT INCOME	282,403	215,816	133,406
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses):
Investments	96,560	45,393	(46,168)
Foreign currency transactions	—	85	205
Net realized gains (losses)	96,560	45,478	(45,963)
Net unrealized gains (losses):
Investments	(40,192)	230,895	88,894
Foreign currency transactions	—	(152)	(187)
Net unrealized gains (losses)	(40,192)	230,743	88,707
Net realized and unrealized gains from investments and foreign currency transactions	56,368	276,221	42,744
GAIN FROM THE ACQUISITION OF ALLIED CAPITAL	—	195,876	—
REALIZED GAIN (LOSS) ON EXTINGUISHMENT OF DEBT	(19,318)	(1,961)	26,543
REALIZED GAIN ON SALE OF OTHER ASSETS	—	5,882	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$319,453	$691,834	$202,693
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$1.56	$3.91	$1.99
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	204,860	176,732	101,720

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2011 and 2010 are provided below.

	For the three months ended December 31,		For the years ended December 31,
	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (unaudited)
Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(1)	$0.48	$0.42	$1.56	$1.43
Professional fees and other costs related to the Allied Acquisition	(0.01)	(0.01)	(0.02)	(0.11)
Gain on Allied Acquisition	—	—	—	1.10
Net realized and unrealized gains	0.13	0.47	0.18	1.59
Incentive fees attributed to net realized and unrealized gains	(0.02)	(0.08)	(0.16)	(0.09)
Income tax expense related to realized gains	—	(0.01)	—	(0.01)
Basic and diluted GAAP EPS	$0.58	$0.79	$1.56	$3.91

(1) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.